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                                                                   EXHIBIT 10.27

                           THIRD AMENDED AND RESTATED
                         PACIFICARE HEALTH SYSTEMS, INC.
                    NON-QUALIFIED DEFERRED COMPENSATION PLAN

         WHEREAS, PacifiCare Health Systems, Inc., (the "Company") established a non-qualified deferred compensation plan to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of salary and bonuses, effective as of December 18, 1997;

         WHEREAS, it is believed that providing for deferral of compensation at the election of each executive is in the best interests of the Company;

         WHEREAS, the Company believes that it is in its best interests to amend and restate this plan;

         WHEREAS, it is the intent of the Company that this Amended and Restated Plan supersede any other non-qualified deferred compensation plan, policy or arrangement which the Company or any of its subsidiaries may have sponsored or made available in the past; and

         WHEREAS, the Company intends that this plan shall be maintained as a "top hat" plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA;

         NOW, THEREFORE, it is hereby declared as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Whenever the following words and phrases are used in this Plan, they shall have the meanings specified below.

Section 1.1 "Beneficiary" or "Beneficiaries" for purposes of this Plan shall have the meaning set forth in Section 6.4.

Section 1.2 "Board of Directors" or "Board" means the Board of Directors of the Company.

Section 1.3 "Bonus" means any management incentive plan bonus, long-term bonus, sign-on bonus, retention bonus, sales commissions or any other bonuses determined as eligible for the Plan by the Committee payable to a Participant in addition to the Participant's Salary, other than moving expenses, prior to any reduction for deferrals to a plan qualified under Section 125 or Section 401(k) of the Code.

Section 1.4 "Change of Control" shall have the meaning set forth in Section 6.3.

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Section 1.5 "Common Stock" means the Company's Common Stock, par value $0.01 per share.

Section 1.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

Section 1.7 "Committee" means the Committee appointed by the Compensation Committee to administer the Plan in accordance with Article V.

Section 1.8 "Company" means PacifiCare Health Systems, Inc., a Delaware corporation, or any successor corporation.

Section 1.9 "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

Section 1.10 "Deferral Account" shall mean the amount of Salary and Bonus deferred under Article III of this Plan, the Interest Rate or Rates credited to such deferred amounts and the LTPIP Stock Accounts (as defined herein).

Section 1.11 "Disability." An Eligible Employee who is a Participant shall be incapacitated or disabled for purposes of the Plan only if such Participant's incapacity or disability prevents him or her from fully performing his duties to an Employer for a period in excess of 90 days and, after such 90-day period, the Company and a physician, duly licensed and qualified in the specialty of the Participant's incapacity or disability, decide in their reasonable judgments, that such incapacity or disability will be permanent or of such continued duration as to prevent such Participant from resuming the rendition of services to the Employer for at least an additional six-month period.

Section 1.12 "Distributable Amount" shall mean having the meaning set forth in
Section 3.8(a).

Section 1.13 "Eligible Employee" shall mean those Employees who satisfy any of the requirements of Section 2.1.

Section 1.14 "Employee" shall mean any employee (as defined in accordance with the Treasury Regulations and Revenue Rulings then applicable under Section 3401
(c) of the Code) of an Employer, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan.

Section 1.15 "Employer" means the Company (or any successor by merger, consolidation or purchase of substantially all of the Company's assets) and any and all Subsidiaries of the Company.

Section 1.16 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 1.17 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

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Section 1.18 "Fund" or "Funds" means one or more of the funds selected by the
Committee pursuant to Section 3.3(b).

Section 1.19 "Initial Election Period" for an Eligible Employee means the 30-day period following the receipt by an Eligible Employee of enrollment material for this Plan.

Section 1.20 "Interest Rate" shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month.

Section 1.21 "LTPIP Stock Account" shall have the meaning specified in Section 3.5.

Section 1.22 "Participant" means an Eligible Employee or former Eligible Employee who has elected to participate in the Plan in accordance with the rules set forth in Article III and who has an outstanding balance in his or her Deferral Account.

Section 1.23 "Payment Eligibility Date" means the first day of the month following the end of the calendar quarter in which a Participant terminates employment for any reason with all Employers.

Section 1.24 "Plan" means this Amended and Restated Non-Qualified Deferred Compensation Plan of PacifiCare Health Systems, Inc., as it may be amended from time to time.

Section 1.25 "Plan Year" means the 12 consecutive month period beginning on January 1 and ending on December 31 of the same year.

Section 1.26 "Retirement" or "Retire" for purposes of this Plan means termination of a Participant's employment from all Employers (other than on account of death), which occurs after the sum of the following two factors meet or exceed 55: (i) the Participant's age and (ii) the Participant's number of years of service with all Employers.

Section 1.27 "Salary" shall mean the Participant's salary prior to any reduction for deferrals to a plan qualified under Section 125 or Section 401 (k) of the Code.

Section 1.28 "Social Security Wage Base" means contributions and benefits base under Section 230 of the Social Security Act in effect for the Plan Year.

Section 1.29 "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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                                   ARTICLE II
                                   ELIGIBILITY

Section 2.1 Eligibility.

         a. An Employee of an Employer will be eligible to defer payments of Salary and/or Bonus pursuant to the provisions of this Plan if at the time when an election may be made: (i) he or she is designated to be in an eligible position and has an annual base salary of at least $80,000 (or at least $100,000 for periods after December 31, 2003); or (ii) he or she is an Employee scheduled to work at least 32 hours per week designated by the Committee to be eligible to participate in this Plan so long as such designation does not make this Plan not eligible for "top hat" plan status. Notwithstanding any other provisions of this Plan, all Employees who currently participate in this Plan shall continue to be eligible to participate in this Plan in future Plan Years so long as the Employee remains in a designated eligible position.

         b. A new Employee of an Employer will be eligible to defer payments of Salary and/or Bonus pursuant to the provisions of this Plan if at the time when an election may be made he or she meets the eligibility requirements in 2.1(a) above.

         c. An Employee who satisfies the requirements of subsection (a) or (b) shall be an "Eligible Employee."

                                   ARTICLE III
                            DEFERRAL OF COMPENSATION

Section 3.1 Participation.

         An Eligible Employee shall become a Participant in this Plan by electing to timely defer a portion of his or her Salary and/or Bonus in accordance with Section 3.2. Participation shall begin on the date that the Committee accepts the Eligible Employee's election to defer compensation and establishes a Deferral Account in the Eligible Employee's name. A Participant's participation in the Plan shall end on the date that the Participant dies or receives a distribution of the entire balance of his or her Deferral Account; provided however, that a Participant who is no longer employed by an Employer may not elect to defer compensation payable with respect to period on or after his or her termination of employment with the Employers.

Section 3.2 Elections to Defer Compensation.

         a. Initial Election Period. Subject to Article II and Section 3.1, each Eligible Employee may elect to defer Salary and/or Bonus by filing with the Committee, on a form provided by the Committee, an election that conforms to the requirements of this Section 3.2, no later than the last day of his or her Initial Election Period.

         b. General Rule. The amount of compensation which an Eligible Employee may elect to defer is as follows:

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                  (i)      Any whole percentage of Salary up to and including 50
         percent of Salary and/or

                  (ii)     Any whole percentage of Bonus up to 100 percent.

         c. Minimum Deferrals. For each Plan Year during which an Eligible Employee is a Participant, the minimum amount that may be elected to be deferred under Section 3.2(b) is $5,000. Such minimum may be satisfied by deferring Salary and/or the Bonus payable for services rendered for such Plan Year (even though it may not be paid until the next Plan Year); provided that if Salary is deferred, the minimum Salary deferral is $5,000. Accordingly, if no Salary is deferred for a Plan Year and the total amount of the Bonus elected to be deferred with respect to that Plan Year is in fact less than $5,000, then no portion of the Bonus shall be deferred.

         d. Effect of Initial Election. For Participants who are Employees of an Employer on the effective date of this Plan, an election to defer Salary and/or Bonus during the Initial Election Period shall be effective with respect to Salary and/or Bonus earned during the first pay period beginning after the end of the Initial Election Period. For Participants who become Employees of an Employer subsequent to the effective date of this Plan, an election to defer Salary and/or Bonus during the Initial Election Period shall be effective with respect to Salary and/or Bonus earned as soon as administratively possible.

         e. Duration of Deferral Election. Any Salary and/or Bonus deferral election made under subsection (a) or subsection (f) of this Section
3.2 shall be irrevocable and shall apply to the Salary payable during subsequent Plan Years and/or Bonus payable with respect to services performed during subsequent Plan Years until a Participant makes a new election; provided, however, that an election may not be changed for the first Plan Year after an election is made or for any Plan Year once the Plan Year has begun. An Eligible Employee may make changes to his or her election, subject to the limitations set forth in this Section 3.2, to change the deferral under a previous election by filing with the Committee on forms provided by the Committee, a new election to defer a percentage of his or her Salary and/or Bonus on or before the December 15 preceding the Plan Year for which the new election is to apply. Notwithstanding the foregoing, the Committee may, in its absolute discretion, permit an Eligible Employee to file an election to defer on or after December 15, if, in its judgment, his or her failure to do so prior to said date was due to reasonable cause, but in no event may such election be filed after December
31. All elections, once made, are irrevocable.

         f. Elections other than Elections during the Initial Election Period. Subject to the minimum deferral requirement of subsection (c) above, any Eligible Employee who fails to elect to defer Salary and/or Bonus during his or her Initial Election Period may subsequently become a Participant, and any Eligible Employee who has terminated a prior Salary deferral election may elect to again defer Salary and/or Bonus, by filing an election, on a form provided by the Committee, to defer Salary and/or Bonus as described in this Section 3.2. An election to defer Salary and/or Bonus must be filed on or before each December 15 and will be effective for Salary paid after the following January 1 and

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the Bonus payable with respect to services performed in the Plan Year beginning on the following January 1.

         g. Reduction of Salary and/or Bonus. Upon an election to defer Salary and/or Bonus, each Participant's Salary or Bonus will be reduced by the amount elected to be deferred. If necessary, Bonus deferrals may be reduced in order to cover any taxes that are required to be paid at the time of deferral.

Section 3.3 Investment Elections.

         a.       At the time of making the deferral elections described in
Section 3.2, the Participant shall designate, on a form provided by the Committee, the types of funds the Participant's Deferral Account will be deemed to be invested in for purposes of determining the amount of Interest Rate or Rates to be credited to his or her Account. Examples of the types of funds that may be available for investment are: (i) Money Market Fund; (ii) Common Stock Fund; (iii) International Equity Fund; (iv) Balanced Fund; (v) Growth Fund; (vi) Aggressive Growth Fund; (vii) Bond Fund; and (viii) Global Equity Fund.

         In making the designation pursuant to this Section 3.3, the Participant may specify that all or any whole percentage of his Deferral Account be deemed to be invested in one or more funds. Weekly, a Participant may change the designation made under this Section 3.3 with respect to amounts contained in his or her Deferral Account or amounts to be credited to his or her Deferral Account by current or future deferrals by filing an election, on a form provided by the Committee, submitted no later than 12:00 a.m. Pacific Time Wednesday of each week. If a Participant fails to elect a type of fund under this Section 3.3, he or she shall be deemed to have elected a fund similar to a Money Market Fund.

         b. Although the Participant may designate the type of funds in subsection (a) above, the Committee shall select from time to time, in its sole discretion, a commercially available fund similar to the types described in subsection (a) above to be the Funds. The Interest Rate of such commercially available fund or contract shall be used to determine the amount of earnings or losses to be credited to Participants' Deferral Account under Section 3.4.

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Section 3.4 Deferral Account.

         The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant's Deferral Account shall be further divided into separate subaccounts ("fund subaccounts"), each of which corresponds to a fund elected by the Participant pursuant to Section 3.3(a). A Participant's Deferral Account shall be credited as follows:

         a. Within 10 business days of each regular Company payday, the Committee shall credit the fund subaccounts of the Participant's Deferral Account with an amount equal to Salary deferred by the Participant during each pay period in accordance with the Participant's election under Section 3.3(a); that is, the portion of the Participant's deferred Salary that the Participant has elected to be deemed to be invested in a certain type of fund shall be credited to the fund subaccount corresponding to that fund.

         b. Within 10 business days of the Bonus or partial Bonus payment, the Committee shall credit the fund subaccounts of the Participant's Deferral Account with an amount equal to the portion of the Bonus deferred by the Participant's election under Section 3.3(a); that is, the portion of the Participant's deferred Bonus that the Participant has elected to be deemed to be invested in a particular type of fund shall be credited to the fund subaccount corresponding to that fund.

         c. As of the last day of each month, each fund subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such fund subaccount as of the last day of the preceding month by the Interest Rate for the corresponding Fund selected by the Committee pursuant to Section 3.2(b) with the assumption that all dividends or interest is reinvested at the fair market value of the Fund at the end of the day in which it would be paid.

         d. All amounts in a Participant's Deferral Account shall be 100 percent vested at all times.

Section 3.5 Deferred LTPIP Stock Accounts.

         The Long-Term Performance Incentive Plan ("LTPIP") Stock Account (the "LTPIP Stock Account") shall continue to be maintained by the Plan for Participants who participated in the LTPIP and deferred all or any portion of their LTPIP Bonus. The LTPIP Stock Account was credited with stock units (the "LTPIP Stock Units") equal to the number of shares of Common Stock into which the amount deferred was converted based on the closing price of the Common Stock at the time the LTPIP Bonus was deferred. The LTPIP Stock Units shall continue to be credited to a bookkeeping account, established for this purpose in the Participant's name. The number of LTPIP Stock Units shall remain constant over the deferral period except as adjusted pursuant to Section 3.7. The number of shares of Common Stock to be distributed shall equal the number of LTPIP Stock Units credited to the LTPIP Stock Account at the time the LTPIP Bonus was originally awarded.

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Section 3.6 Rollovers.

         a. Participant's account balances transferred to this Plan from the FHP International Corporation Deferred Compensation Plan, as amended, shall be governed by the terms and conditions of this Plan and shall be referred to as the "FHP Rollover Amount" and were credited to such Participant's Deferral Account as of December 31, 1997.

         b. Participant's account balances transferred to this Plan from any prior deferred compensation maintained by the Company shall be governed by the terms and conditions of this Plan, shall be referred to as the "Existing PHS Rollover Amount" and were credited to such Participant's Deferral Account as of December 31, 1997.

Section 3.7 Change In Company Shares.

         If the outstanding shares of Common Stock are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another company, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, or if the Company distributes a cash or non-cash dividend to holders of Common Stock or engages in another similar transaction, the Committee shall make an appropriate and equitable adjustment in the number and kind of units credited to the LTPIP Stock Account. Any such adjustment made by the Committee shall be final and binding upon a Participant, the Company and all other interested persons.

Section 3.8 Distribution of Deferred Compensation.

         (a) In the case of a Participant who terminates employment with all Employers on or after Retirement or who terminates employment as a result of a Disability, the aggregate amount credited to the Deferral Account (the "Distributable Amount") shall be paid to the Participant (and after his death to his or her Beneficiary) in the form of substantially equal annual installments over 10 years beginning as soon as administratively possible after a Participant's Payment Eligibility Date. Notwithstanding the foregoing, a Participant described in the preceding sentence may elect one of the following optional forms of distribution provided that his or her election is filed with the Committee at least one year prior to his or her termination of employment with all Employers:

                  (i) a single lump sum cash payment payable as soon as administratively possible after Participant's Payment Eligibility Date;

                  (ii) substantially equal annual installments over five years beginning as soon as administratively possible after Participant's Payment Eligibility Date; or

                  (iii) substantially equal annual installments over fifteen years beginning as soon as administratively possible after Participant's Payment Eligibility Date.

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         Any such election filed less than one year prior to termination of employment shall not become effective. If a Participant is receiving salary continuation/severance payments, termination of employment shall be defined as the date in which salary continuation/severance ceases for purposes of the form of distribution election filing.

         Notwithstanding this subsection, if the Distributable Amount is $50,000 or less, the Distributable Amount shall automatically be distributed in the form of a single lump sum cash payment as soon as administratively possible after Participant's Payment Eligibility Date. The Participant's Deferral Account shall continue to be credited monthly with Interest Rate or Rates pursuant to Section
3.4 of this Plan until all amounts credited to his or her Deferral Account under this Plan have been distributed. For all purposes under this Plan, a Participant shall not be considered terminated from employment with all Employers if the Participant remains employed by an entity that is an Employer. However, if the Employee is employed by an Employer and such Employer ceases to be an Employer as a result of a sale or other corporate reorganization, such sale or other corporate reorganization shall be treated as termination of employment with all Employers unless immediately following such event and without any break in employment the Participant remains employed by an Employer or the former Employer assumes liability for the benefit of the Participant.

         (b) In the case of a Participant who terminates employment with all Employers prior to Retirement or for reasons other than a Disability, the Distributable Amount shall be paid to the Participant (and after his death to his or her Beneficiary) in the form of a single lump sum cash payment as soon as administratively possible after Participant's Payment Eligibility Date. Notwithstanding the foregoing, a Participant described in the preceding sentence may elect one of the following optional forms of distribution provided that his or her election is filed with the Committee at least one year prior to his or her termination of employment with all Employers:

                  (i) substantially equal annual installments over three years beginning as soon as administratively possible after Participant's Payment Eligibility Date; or

                  (ii) substantially equal annual installments over five years beginning as soon as administratively possible after Participant's Payment Eligibility Date.

         Any such election filed less than one year prior to termination of employment shall not become effective.

         (c) If a Participant receives salary continuation/severance payments, then the Distributable Amount shall be paid to such Participant in accordance with his or her elections for distribution upon termination of salary continuation/severance; provided, however, if such Participant can be deemed to be Retired as of the salary continuation/severance end date, then the Distributable Amount shall be paid to such Participant in accordance with his or her election for distribution for Retirement upon termination of salary continuation/severance. Eligibility for distribution on account of Retirement under Section 3.8(a) will be calculated using the (i) the Participant's age at

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the end of the salary continuation/severance period and (ii) the Participant's number of years of service with all Employers at the beginning of the salary continuation/severance period.

         (d) In the case of a Participant who dies while employed by an Employer, the Participant's Beneficiary will be paid his or her Distributable Amount in a single lump sum cash payment as soon as administratively possible, as reasonably determined by the Committee. If a Participant dies after terminating employment with all Employers and while receiving installment payments of his or her Distributable Amount, the remaining portion of the Participant's Distributable Amount will be paid in a single lump sum payment to the Participant's Beneficiary as soon as administratively possible, as reasonably determined by the Committee.

         (e) A Participant who has not terminated employment with all Employers may change his or her form of payment applicable to the portion of the Deferral Account balance attributable to one or more Plan Years to one of the payment forms permitted by the Plan at least one year prior to his or her termination of employment with all Employers and, in the case of scheduled early distributions elected pursuant to Section 3.10, may defer the Scheduled Payment Dates in accordance with Section 3.10. Any such election to change form of payment less than one year prior to termination of employment shall not become effective. The Participant's payment election with respect to a given Plan Year may not be changed after payment of that portion of the Deferral Account balance has been made or has begun.

         (f) In the case of a Participant who becomes a Participant in this Plan as a result of a FHP Rollover and who is receiving salary continuation, the Distributable Amount of such Participant upon termination of salary continuation shall be paid to such Participant in the form of a single lump sum cash payment; provided, however, if such Participant can be deemed to be Retired, then the Distributable Amount shall be paid to such Participant in accordance with his or her elections to defer.

Section 3.9 Unscheduled Early Distributions.

         A Participant shall be permitted to elect to withdraw amounts from his or her Deferral Account at any time prior to the date amounts would otherwise be payable with respect to such accounts under this Article III ("Early Distributions"), subject to the following restrictions:

         a. The election to take an Early Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

         b. The amount of the Early Distribution shall in all cases equal 90 percent of the Distributable Amount as of the end of the calendar month in which the distribution is to be made.

         c. The amount described in subsection 3.9(b) above shall be paid in a single lump sum cash payment as soon as practicable after the end of the calendar month in which the Early Distribution election is made.

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         d.       If a Participant receives an Early Distribution pursuant to this Section 3.9, 10 percent of the Distributable Amount shall be permanently forfeited and the Company shall have no obligation to the Participant or any Beneficiary with respect to such forfeited amount.

         e. If a Participant receives an Early Distribution, the Participant will be ineligible to defer additional compensation under this Plan for the balance of the Plan Year and for the following Plan Year.

Section 3.10 Scheduled Early Distributions.

         Participants may elect to have their Salary and/or Bonus deferred during a given Plan Year and any earnings credited to the deferred be paid on a future date while still employed, provided the payment date (the "Scheduled Payment Date") is at least two years from the last day of such Plan Year. This election shall apply to the Salary and/or Bonus deferred for the Plan Year specified by the Participant on his or her payment election and the Interest Rate or Rates credited thereto until the Scheduled Payment Date. A Participant may elect a different Payment Date for Salary and/or Bonus deferred for each Plan Year. In addition, Scheduled Payment Dates elected pursuant to this Section
3.10 may be deferred by at least one year, by filing with the Committee written notice at least one year prior to the Scheduled Payment Date. A Participant may elect to defer a Scheduled Payment Date selected by this Section 3.10 once every two years. A distribution pursuant to this Section 3.10 of less than the Participant's entire interest in the Deferral Account shall be made pro rata from his or her investment fund subaccounts according to the balances in such subaccounts. All early distributions pursuant to this Section 3.10 shall be made in a single lump sum cash payment. Notwithstanding the foregoing, if a Participant terminates employment with all Employers for any reason prior to the date on which a payment is scheduled to be made pursuant to this Section 3.10, the Participant's entire Deferral Account balance will be paid pursuant to the provisions of Section 3.8.

Section 3.11 Financial Hardship Withdrawals.

         The Committee may, pursuant to rules adopted by it and applied in a uniform manner, accelerate the date of distribution of all or any portion of a Participant's Deferral Account balance, including amounts in the LTPIP Stock Account, because of a financial hardship. A financial hardship means an unforeseeable, severe financial emergency resulting from (a), a sudden and unexpected illness or accident of the Participant or his or her dependent (as defined in Section 152(a) of the Code); (b) loss of the Participant's property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising out of an event beyond the control of the Participant, which may not be relieved through other available resources of the Participant, as determined by the Committee in accordance with uniform rules adopted by it. Distribution pursuant to this Section 3.11 of less than the Participant's entire interest in the Plan shall be made pro rata from his or her investment fund subaccounts according to the balances in such subaccounts. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section 3.11 shall be made in a single lump sum

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cash payment as soon as practicable after approval of such request by the
Committee and shall be limited to the amount necessary to satisfy the financial hardship. Distributions made pursuant to this Section 3.11 shall be without penalty.

Section 3.12 Inability to Locate Participant.

         In the event that the Committee is unable to locate a Participant within two years following the Participant's Payment Eligibility Date (or the Participant's Beneficiary within two years after the Participant's death), the amount allocated to the Participant's Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

Section 3.13 Distributions Upon A Change of Control.

         a. If a Change of Control occurs, the Distributable Amount of each Participant will be paid by the Trustee of the Trust (as defined herein) to the Participant (or Beneficiary) in accordance with such Participants' deferral election.

         b. Following a Change of Control, no changes in the Plan, or in any documents evidencing an election to defer compensation, and no adjustments, determinations or other exercises of discretion by the Compensation Committee, the Committee or the Company's board of directors that were made subsequent to the Change of Control and that would have the effect of diminishing a Participant's rights or payments under this Plan or this Section 3.13, or of causing a Participant to recognize income (for federal income tax purposes) with respect to a Participant's Deferral Account prior to the actual distribution to a Participant of such Deferral Account, shall be effective.

                                   ARTICLE IV
                                      TRUST

Section 4.1 Trust.

         a. The Company shall cause the payment of benefits under this Plan to be made in whole or in part by the Trustee of the PacifiCare Health Systems, Inc. Rabbi Trust (the "Trust") in accordance with the provisions of this Section 4.1. As soon as administratively possible after Participant's deferral is made (but no later than the tax return due date of the Company for such year), the Employers shall contribute to the Trust for each Participant an amount equal to the amount deferred by the Participant for the Plan Year. Notwithstanding anything contained herein, contributions to the Trust by each Employer may be made throughout the Plan Year.

         b. The Committee shall direct the Trustee to pay the Participant or his or her Beneficiary at the time and in the amount described in the Article
III. In the event the amounts held under the Trust are not sufficient to provide the full amount (excluding amounts described in Section 3.8(c)) payable to the Participant, the Employers shall pay

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for the remainder of such amount at the times set forth in Section 3.8,
(excluding amounts described in Section 3.8(c)).

                                    ARTICLE V
                                 ADMINISTRATION

Section 5.1 Committee.

         A number of individuals shall be appointed by, and serve at the pleasure of, the Compensation Committee as a committee to administer this Plan (the "Committee"). The number of members comprising the Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Compensation Committee. The Compensation Committee may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Compensation Committee.

Section 5.2 Committee Action.

         The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter, which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

         Section 5.3 Powers and Duties of the Committee.

         a. The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be the "Plan Administrator" charged with the general administration of the Plan, and shall have all discretionary authority and powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

                  i. To select the funds or contracts to be the Funds in accordance with Section 3.3(b);

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

                  ii. To construe and interpret the terms and provisions of this Plan;

                  iii. To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

                  iv. To maintain all records that may be necessary for the administration of the Plan;

                  v. To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

                  vi. To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with, the terms hereof;

                  vii. To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe; and

                  viii. To take all actions set forth in the Trust agreement, including determining whether to hold or discontinue the policies.

Section 5.4 Construction and Interpretation.

         The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

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

Section 5.5 Information.

         To enable the Committee to perform its functions, the Employers shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

Section 5.6 Compensation, Expenses and Indemnity.

         a. The members of the Committee shall serve without compensation for their services hereunder.

         b. The Committee is authorized at the expense of the Company to employ such legal counsel, as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

         c. To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors, the Compensation Committee and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of bad faith willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

Section 5.7 Quarterly Statements.

         Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Deferral Account on a quarterly basis as of each March 31, June 30, September 30 and December 31.

Section 5.8 Suspension of Deferrals.

         a. At the request of a Participant, the Committee may at its sole discretion, pursuant to rules adopted by it and applied in a uniform manner, suspend an election to defer Salary made pursuant to Article III during the Plan Year for which the election to defer was made because of circumstances arising out of an event beyond the control of the Participant, as determined by the Committee in accordance with uniform rules adopted by it. Requests to suspend Bonus deferrals must be made prior to October 1 of a succeeding plan year to be considered by the Committee for suspension. If the Committee permits the suspension of an election to defer, a Participant will be ineligible to participate in this Plan for the balance of the Plan Year and for the following Plan Year.

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

         b. In the event a Participant requests to suspend participation during his or her salary continuation/severance period and his or her request is approved by the Committee, this event will trigger termination and distribution will be made subject to the following restrictions:

                  (i) The election to cease participation during salary continuation/severance shall be made by filing a form provided by and filed with the Committee;

                  (ii) Distribution of the Distributable Amount shall be paid as soon as administratively possible after the end of the calendar month of the Committee approval; and

                  (iii) The Distributable Amount shall be paid as elected under the Participant's retirement or termination election provided his or her election is filed with the Committee at least one year prior to his or her termination of employment with all Employers

                  (iv) If a Participant receives a distribution under the above provisions, the Participant will be ineligible to participate in this Plan for the remainder of the salary continuation/severance period.

Section 5.9 Claim Procedures.

         a. Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") may file a written request for such benefit with the Plan Administrator, setting forth his or her claim.

         b. Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional 90 days for special circumstances.

         If the claim is denied in whole or in part, the Plan Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection 5.9(c).

         c. Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Plan Administrator. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the

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

Claimant does not request a review within such 60 day period, he or she shall be barred and estopped from challenging the Plan Administrator's determination.

         d. Review of Decision. Within 60 days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

                                   ARTICLE VI
                                  MISCELLANEOUS

Section 6.1 Unsecured General Creditor.

         Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Employer. Any and all of the assets of each Employer shall be, and remain, the general unpledged, unrestricted assets of such Employer. Each Employer's obligation under this Plan shall be merely that of an unsecured promise to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan (and the Trust described in Article IV) be unfunded for purposes of the Code and for purposes of Title I of ERISA.

Section 6.2 Restriction Against Assignment.

         The Employers shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Deferral Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Deferral Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

Section 6.3 Change of Control.

         For purposes of this Plan, "Change of Control" means the first to occur of any of the following: (i) a business combination effectuated through the merger or

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

consolidation of the Company with or into another entity where the Company is not the Surviving Organization; (ii) any business combination effectuated through the merger or consolidation of the Company with or into another entity where the Company is the Surviving Organization, and such business combination occurred with an entity whose market capitalization prior to the transaction was greater than 50 percent of the Company's market capitalization prior to the transaction; (iii) the sale in a transaction or series of transactions of all or substantially all of the Company's assets; (iv) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than UniHealth, a California non-profit public benefit corporation; (v) a dissolution or liquidation of the Company; or (vi) the Company ceases to be subject to the reporting requirements of the Exchange Act as a result of a "going private transaction" (within the meaning of the Exchange Act). For purposes hereof, "Surviving Organization" shall mean any entity where the majority of the members of such entity's board of directors are persons who were members of the Company's board of directors prior to the merger, consolidation or other business combination and the senior management of the surviving entity includes all of the individuals who were the Company's executive management (the Company's chief executive officer and those individuals who report directly to the Company's chief executive officer) prior to the merger, consolidation or other business combination and such individuals are in at least comparable positions with such entity. The Committee may make such determinations and interpretations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with a Change in Control. All such determinations and interpretations by the Committee shall be conclusive.

Section 6.4 Beneficiary.

         For purposes of the this Plan, "Beneficiary" or "Beneficiaries" mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Committee. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the participant's estate shall be the Beneficiary. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

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

Section 6.5 Withholding.

         There shall be deducted from each payment made under this Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment under this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

Section 6.6 Amendment, Modification, Suspension or Termination.

         The Compensation Committee may amend, modify, suspend or terminate this Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Deferral Account (neither the policies themselves, nor the death benefit described in Section 3.8(c) shall be treated as allocated to Deferral Account). In the event that this Plan is terminated, the amounts allocated to a Participant's Deferral Account shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within 30 days following the date of termination.

Section 6.7 Governing Law.

         This Plan shall be construed, governed and administered in accordance with the laws of the United States and to the extent not preempted by such law by the laws of the State of California.

Section 6.8 Receipt or Release.

         Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of this Plan shall to the extent thereof, be in full satisfaction of all claims for benefits under this Plan against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

Section 6.9 Effective Date.

         This Third Amended and Restated PacifiCare Health Systems, Inc. Non-Qualified Deferred Compensation Plan shall be effective with respect to all Participants, Beneficiaries and any person claiming benefits under the Plan as of October 23, 2003 except as otherwise expressly indicated to the contrary.

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